Exhibit 99.1

The First Bancshares, Inc. Reports 1st Quarter 2014 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--April 24, 2014--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the first quarter ended March 31, 2014. The First Bancshares, Inc. also announced a quarterly dividend of $.0375 per common share. The record date will be May 6, 2014 with a payable date of May 20, 2014.

Net income available to common stockholders for the three months ended March 31, 2014 amounted to $1,321,000, or $0.25 per diluted share, compared to $1,119,000, or $0.35 per diluted share for the same quarter in 2013, an increase of $202,000 or 18.1% in net income available to common stockholders with a decrease of $0.10 per diluted share due to an increase in average common shares outstanding associated with the capital raise in 2013.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “First Quarter results were improved year over year with significant increases in loan and deposit volumes and an 18% increase in net income. We are pleased with the progress we have made executing our strategic plan and we continue to invest in new growth opportunities that we believe enhance shareholder value.”

Balance Sheet Highlights

Total assets for the Company totaled $988.6 million at March 31, 2014, an increase of $47.7 million compared with December 31, 2013. The increase during the first quarter of 2014 was attributable to an increase in the Company’s liquidity position due to increased deposits associated with seasonal fluctuations.

March 31, 2014 loans outstanding increased by $10.2 million or approximately 7% on an annualized basis, compared with December 31, 2013, and increased $168.2 million, or 39.50%, compared to March 31, 2013 total loans outstanding. Loans of $124.2 million were acquired from First National Bank of Baldwin County on April 30, 2013. The remaining increase in loans of $44 million was broad based across all categories and throughout the Company’s market area.

End of Period Loan Balances	03/31/14	12/31/13	03/31/13
(dollars in thousands)
Loans held for sale	$2,586	$3,680	$3,677
Commercial	84,898	81,792	52,941
Real Estate:
Mortgage-commercial	198,984	212,388	154,085
Mortgage-residential	218,901	202,343	144,345
Construction	73,523	67,287	56,293
Consumer and other	14,641	15,813	14,027
	$593,533	$583,303	$425,368

Non-performing assets totaled $9.9 million at March 31, 2014 compared to $9.8 million of non-performing assets at December 31, 2013 and $11.9 million at March 31, 2013. Non-performing assets represented 1.00% of total assets at March 31, 2014 compared to 1.04% of total assets at December 31, 2013, and compared to 1.51% at March 31, 2013. Non-performing loans totaled $2.7 million at March 31, 2014 compared to $3.3 million at December 31, 2013 and compared to $3.3 million of non-performing loans at March 31, 2013. Non-performing loans represented 0.46% of total loans at March 31, 2014 compared with 0.57% of total outstanding loans at December 31, 2013 and 0.77% of total loans outstanding at March 31, 2013.

Non-Performing Assets	03/31/14	12/31/13	03/31/13
(dollars in thousands)
Non-Accrual Loans	$2,267	$3,181	$3,127
Past Due Loans (90 days or more)	443	159	161
Total Non-Performing Loans	2,710	3,340	3,288
Non-Accrual Securities	1,950	1,950	1,950
Other Real Estate	5,221	4,470	6,696
Total Non-Performing Assets	$9,881	$9,760	$11,934

The Company’s allowance for loan losses totaled $5.8 million at March 31, 2014 representing an increase of $83,000, or 5.8% on an annualized basis, from December 31, 2013 and an increase of $893,000, or 18.2%, from March 31, 2013. The allowance for loan losses represented 0.98% of period-end loans at March 31, 2014 compared with 0.98% of period-end loans at December 31, 2013 and 1.16% of period-end loans at March 31, 2013. Under acquisition accounting treatment, loans acquired are recorded at fair value which includes a credit risk component, and therefore the allowance on loans acquired is not carried over from the seller. The allowance for loan losses represented 1.20% of period end loans excluding those booked at fair value at March 31, 2014 compared with 1.21% at December 31, 2013 and 1.21% at March 31, 2013.

Total deposits increased $83.6 million or 42.9% on an annualized basis, as of March 31, 2014 compared with December 31, 2013 total deposits and increased by approximately $200.3 million or 30.2% compared with March 31, 2013. Deposits of $185.8 million were acquired from First National Bank of Baldwin County on April 30, 2013.

End of Period Deposit Balances	03/31/14	12/31/13	03/31/13
(dollars in thousands)
Non-interest-bearing Demand Deposits	$179,334	$173,794	$131,527
IB Demand, Savings, and MMDA Accounts	476,958	403,190	372,885
Time Deposits < $100,000	82,780	85,880	67,000
Time Deposits > $100,000	124,509	117,107	91,867
	$863,581	$779,971	$663,279

Results of Operations Highlights – Quarter ended March 31, 2014

Net income available to common stockholders for the quarter ended March 31, 2014 totaled $1,321,000 or $0.25 per diluted share, an increase of $202,000 or 18.1% from the first quarter of 2013 net income available to common stockholders of $1,119,000 or $0.35 per diluted share with a decrease of $0.10 per diluted share due to the increase in average common shares outstanding associated with the capital raise in 2013.

During the quarter ended March 31, 2014, net interest income totaled $7,824,000 representing an increase of $1,933,000, or 32.8%, compared with the quarter ended March 31, 2013 net interest income of $5,891,000. The tax equivalent net interest margin for the quarter ended March 31, 2014 was 3.73% compared to 3.72% in the first quarter of 2013.

Fair value accounting adjustments on acquired assets and liabilities contributed approximately 8 basis points on an annualized basis to the net interest margin in the first quarter of 2014 and 4 basis points in the first quarter of 2013.

During the quarter ended March 31, 2014, non-interest income remained constant when compared with the quarter ended December 31, 2013, and a decrease of $258,000, or 13.4%, compared with the first quarter of 2013. The decrease for the quarter ended March 31, 2014 as compared to the first quarter of 2013 is attributed to an award in the amount of $415,000 granted to our Company in the first quarter of 2013 by the Community Development Financial Institutions Fund due to our increased level of community development products and services throughout the markets we serve.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	03/31/14	12/31/13	03/31/13
(dollars in thousands)
Service Charges on Deposit Accounts	$561	$617	$501
Mortgage Income	349	330	436
Interchange Fee Income	472	479	388
Other Operating Income	290	245	605
Total Non-interest Income	$1,672	$1,671	$1,930

During the quarter ended March 31, 2014, non-interest expense totaled $7,227,000, a decrease of $81,000, or 1.1%, compared with the quarter ended December 31, 2013, and an increase of $1,248,000, or 20.9%, compared with the first quarter of 2013.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	03/31/14	12/31/13	03/31/13
(dollars in thousands)
Salaries and Employee Benefits	$4,097	$3,932	$3,183
Occupancy, Furniture and Equipment Expense	1,068	1,057	844
FDIC Premiums	223	231	186
Professional Fees	389	375	532
Advertising and Promotion	53	160	53
Intangible Amortization	94	94	77
Other Operating Expenses	1,303	1,459	1,104
Total Non-interest Expense	$7,227	$7,308	$5,979

Total non-interest expense increases are primarily related to increases in operating costs associated with the acquisition of First National Bank of Baldwin County on April 30, 2013. One-time acquisition costs expensed during the first quarter of 2014 amounted to $91,000 and one-time acquisition costs expensed during first quarter of 2013 amounted to $341,000.

Net non-interest expense related to non-recurring items amounted to $91,000 during the first quarter of 2014 compared to net non-interest income of $74,000 during the first quarter of 2013 reflecting a total difference of $165,000 between the first quarters.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in South Mississippi, Louisiana and South Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per shares data) Consolidated Balance Sheets

	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
ASSETS
Cash and Due from Banks	$28,514	$24,080	$24,994
Federal funds sold	22,261	967	7,221
Interest-bearing deposits with banks	31,203	14,205	59,237
Investment Securities	251,037	258,023	223,781
Loans held for sale	2,586	3,680	3,677
Loans, Net of Unearned Income	590,947	579,623	421,691
Allowance for Loan Losses	(5,811)	(5,728)	(4,918)
Net Loans	585,136	573,895	416,773
Premises and Equipment	31,416	32,072	22,253
Other Real Estate Owned	5,221	4,470	6,696
Goodwill	10,621	10,621	9,362
Other Assets	20,572	18,877	14,889
TOTAL ASSETS	$988,567	$940,890	$788,883
LIABILITIES
Non-interest-bearing Demand Deposits	$179,334	$173,794	$131,527
Interest-bearing Accounts	476,958	403,190	372,885
Time Deposits	207,289	202,987	158,867
Total Deposits	863,581	779,971	663,279
Borrowings	15,000	52,000	16,760
Subordinated Debentures	10,310	10,310	10,310
Other Liabilities	12,180	13,501	11,466
TOTAL LIABILITIES	901,071	855,782	701,815
STOCKHOLDER’S EQUITY
Preferred Stock, Series D	-	-	20,000
Preferred Stock	17,123	17,103	17,041
Common Stock	5,176	5,123	3,169
Surplus	42,107	42,086	23,753
Retained Earnings	23,637	22,509	20,954
Accumulated Other Comprehensive Income (Loss)	(83)	(1,249)	2,615
Treasury Stock	(464)	(464)	(464)
TOTAL STOCKHOLDERS’ EQUITY	87,496	85,108	87,068
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$988,567	$940,890	$788,883
END OF PERIOD SHARES OUTSTANDING	5,175,774	5,096,447	3,142,235
TANGIBLE BOOK VALUE PER SHARE	$11.05	$10.73	$12.22

THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per share data) Consolidated Statements of Income

	Three Months Ended
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
INTEREST INCOME
Interest and Fees on Loans	$7,004	$6,971	$5,231
Interest and Dividends on Securities	1,432	1,430	1,407
Interest on Fed Funds Sold	11	10	12
TOTAL INTEREST INCOME	8,447	8,411	6,650
INTEREST EXPENSE
Interest on Deposits	466	476	618
Interest on Borrowings	157	169	141
TOTAL INTEREST EXPENSE	623	645	759
NET INTEREST INCOME	7,824	7,766	5,891
Provision for Loan Losses	358	59	311
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,466	7,707	5,580

NON-INTEREST INCOME	1,672	1,671	1,930
NON-INTEREST EXPENSE	7,227	7,308	5,979
Income before Income Taxes	1,911	2,070	1,531
Income Taxes	484	572	306
NET INCOME	1,427	1,498	1,225
Preferred Stock Accretion & Dividends	106	106	106
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$1,321	$1,392	$1,119
BASIC EARNINGS PER SHARE	$0.26	$0.27	$0.36
DILUTED EARNINGS PER SHARE	$0.25	$0.27	$0.35
WEIGHTED AVG SHARES OUTSTANDING	5,140,500	5,102,644	3,117,480
DILUTED WEIGHTED AVG SHS OUTSTANDING	5,189,929	5,156,089	3,156,840

	THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per share data)

		Three Months Ended
		Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
	EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	0.55%	0.59%	0.60%
	Annualized Return on Average Assets(1)	0.57%	0.60%	0.57%
	Annualized Return on Average Equity	6.21%	6.73%	6.45%
	Annualized Return on Average Equity(1)	6.49%	6.84%	6.17%
	Net Interest Margin	3.73%	3.76%	3.72%
	Efficiency Ratio(2)	73.99%	75.18%	74.00%
	Efficiency Ratio(1)(2)	73.38%	74.87%	73.56%
	Net Overhead Expense to Average Earning Assets(3)	2.56%	2.63%	2.45%
	Net Overhead Expense to Average Earning Assets(1)(3)	2.53%	2.62%	2.50%

	ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.19%	0.00%	0.12%
	Allowance for Loan Losses to Period End Loans	0.98%	0.98%	1.16%
	Non-performing Assets to Period End Assets	1.00%	1.04%	1.51%
	Non-performing Loans to Period End Loans	0.46%	0.57%	0.77%
	Loans 30-89 Days Past Due to Period End Loans	0.74%	0.95%	0.81%
	SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$965,518	$937,584	$745,980
	Average Earning Assets	$869,182	$857,034	$660,918
	Average Total Loans	$588,683	$575,310	$413,592
	Average Demand Deposits	$165,967	$172,169	$111,036
	Average Interest Bearing Liabilities	$702,173	$670,033	$558,799
	Average Equity	$85,028	$82,727	$69,416

	Period End Non-performing Assets	$9,881	$9,760	$11,934
	Period End Non-performing Loans	$2,710	$3,340	$3,288
	Period End Loans 30-89 Days Past Due	$4,418	$5,553	$3,459

	Tax Equivalent Net Interest Income	$8,096	$8,050	$6,150
	Net Charge-offs during Period	$275	$0	$120

(1)	Excludes merger related costs and one-time items
(2)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-Interest Income
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest income

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole
Chief Executive Officer
or
Dee Dee Lowery
Chief Financial Officer
601-268-8998